Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact: Bryan J. Carey Chief Financial Officer 239-931-7285 BCarey@rtsx.com	Investors: Nick Laudico The Ruth Group 646-536-7030 NLaudico@theruthgroup.com

RADIATION THERAPY SERVICES REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

First Quarter 2013 Highlights:

•                  Total company revenues of $174.0 million; adjusting for one less treatment day in 1Q13, total revenues were essentially even with last year

•                  Domestic total treatments per day up 1.9%

•                  Declines in prostate treatment volume meaningfully improved from 4Q12 rate of decline

•                  International revenues of $20.7 million, up 2.6% year over year

•                  Pro Forma Adjusted EBITDA of $21.7 million

Recent Business Highlights:

•                  In April, agreed to enter into a Joint Venture with Our Lady of Lourdes Health System based in Southern New Jersey, adding significant presence to RTSX operations and better positioning the Company to execute on ICC strategy

•                  In April, committed to purchase a radiation center in Tijuana, Mexico, a large and underserved regional population

•                  Opened denovo center in Troy, Michigan

•                  Entered into letters of intent (LOIs) totaling approximately $25.5M of purchase price in strategic markets at attractive multiples

FORT MYERS, FL, May 7, 2013 — Radiation Therapy Services Holdings, Inc (“Radiation Therapy” or “the Company”), a leading operator of radiation therapy centers, announced today its financial results for the first quarter ending March 31, 2013.

Dr. Daniel Dosoretz, President and Chief Executive Officer, commented, “We are pleased with our start to 2013, especially given the industry challenges faced in 2012 and reduced pricing in 2013. The declines to prostate treatment volumes from 2012 continue to improve, confirming the trend we saw in the first two months of the year. While we do expect these declines to persist in the near term, we are cautiously optimistic that they peaked in late 2012 and will level off in mid-to-late 2013. Our Physician Liaison and ICC programs continue to drive organic growth and essentially offset the entire decline in prostate treatment, as well as partially offset the 8.7% RVU cut implemented for 2013. These initiatives continue to strengthen our organization as a leading provider of comprehensive care and as an attractive partner in a cost conscious healthcare environment. We continue to see exceptional execution from our respective teams in these areas as well as in our managed care pricing initiatives.”

He continued, “We have accelerated our business development activity with incremental organic growth and expansion. We have agreed to enter a new joint venture with Our Lady of Lourdes, a well-respected hospital system associated with Catholic Health East, one of the largest systems in the Eastern U.S. We believe this mutually beneficial business venture will augment our growth in the region and provide patients with broader and more integrated access to oncologists and other high quality cancer specialists. We also recently opened one denovo center in Michigan. We are pleased to report we continue to make significant gains on the corporate development front including two very strategic acquisitions where we will be deploying approximately $25 million of capital at attractive forward purchase multiples and our plans to acquire a radiation center in Tijuana, Mexico to add to our Medical Developers operation.”

Dr. Dosoretz concluded, “Our pipeline of acquisitions and value added services opportunities, both large and small, domestic and international, remains extremely robust. We look forward to announcing additional transactions in 2013 that will expand our presence, leverage our industry-leading expertise, and further establish Radiation Therapy as the leader in comprehensive, integrated cancer care of the highest quality available.”

First Quarter 2013 Results

Total revenues for the first quarter of 2013 were $174.0 million, compared to $177.4 million in revenues in the same quarter of 2012. The decrease in revenue was principally due to the volume declines in the treatment of prostate cancer and lower reimbursement rates, and one less treatment day, offset by meaningful increases in non-prostate treatments, newly established integrated cancer care practices, the impact of strategic tuck-in acquisitions and the Value Added Services agreement with the North Broward Hospital District. Adjusting for one less treatment day in 2013 due to the leap year, first quarter 2013 total revenues were essentially even with last year.

Domestic total treatments per day increased 1.9% in the first quarter of 2013, reflecting growth in non-prostate treatments, the impact of previously acquired centers, expansion of our integrated cancer care model and increased referrals from the Company’s physician liaison program. Domestic same practice therapy revenue per treatment decreased 5.5% from the first quarter of 2012, primarily due to reductions in the reimbursement rate announced in the CMS 2013 Physician Fee Schedule, partially offset by continued improvements in managed care pricing.

Total RVUs per day at same practice domestic freestanding centers decreased 5.8% in the first quarter versus the same period of the prior year due to reductions in the reimbursement rate included in the CMS 2013 Physician Fee Schedule, in conjunction with volume declines in the treatment of prostate cancer.

Adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation and other non-cash and pro forma items (“Pro Forma Adjusted EBITDA”) in the first quarter of 2013 was $21.7 million, or 12.5% of total pro forma revenues, compared to $29.2 million, or 15.8% of total pro forma revenues, in the first quarter of 2012. Pro Forma Adjusted EBITDA margins declined in the current quarter versus the prior year period primarily due to reductions in the Medicare reimbursement rate, volume declines in the treatment of prostate cancer, the growth and expanded development activity in establishing integrated cancer care practices, and investments made in key personnel, offset by a reduction in bad debt. A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc., determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the quarters ended March 31, 2013 and 2012 is included in the attached supplemental financial information.

Income tax expense in the first quarter of 2013 was $1.8 million, compared to an income tax expense of $0.1 million in the first quarter of 2012.  The net loss for the first quarter of 2013 was $19.4 million, compared to a net loss of $8.4 million in the first quarter of 2012.

Recent Developments

In April of 2013, Radiation Therapy Services agreed to enter into a joint venture agreement with Our Lady of Lourdes (“Lourdes”) Health System, a leading New Jersey based hospital system and part of Catholic Health East, a multi institutional Catholic Health system in the Eastern U.S., which is currently merging with Trinity Health. The joint venture will include Radiation Therapy Services combining three of its New Jersey freestanding radiation facilities with a leading regional health system, adding significant presence to the Company’s operations and better positioning it to broaden its integrated cancer care strategy in the region. Radiation Therapy will hold an 80% interest in the joint venture and Lourdes will hold a 20% interest. The Company expects the joint venture to become operational in the third quarter of 2013.

In April of 2013, Radiation Therapy Services entered into letters of intent totaling approximately $25.5 million of purchase price in strategic markets at attractive multiples. The Company anticipates disclosing the details of these letters of intent and outlining the strategic rationale surrounding each as they become definitive agreements.

In April 2013, Radiation Therapy Services committed to purchase a radiation center in Tijuana, Mexico where the Company plans to remodel and upgrade an existing facility, install modern technology and re-open the center as a world-class cancer care provider to an underserved geographic area.

Conference Call

Management will host a conference call on Tuesday, May 7, 2013 at 3:00 p.m. ET to discuss its financial results. The dial-in numbers are (877) 407-0789 for domestic callers and (201) 689-8562 for international callers.  In addition, a telephonic replay of the call will be available until May 21, 2013.  The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers.  Please use the conference ID number 412886 to access the replay.

A live webcast and webcast replay of the call will also be available from the Events section on the corporate web site at www.rtsx.com.

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services is a leading provider of advanced radiation therapy and other services to cancer patients in the United States and Latin America.  The Company offers a comprehensive range of radiation treatment alternatives, focused on delivering academic quality, cost-effective patient care in a personal and convenient setting. In total, the Company operates 127 treatment centers, including 96 centers located in 15 U.S. states, strategically clustered in 28 local markets. The Company also operates 31 centers located in six countries in Latin America.  The Company holds market leading positions in most of its domestic local markets and abroad. RTSX.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2013 and the effects of the CMS’s Final Rule for the 2013 Physician Fee Schedule on its results.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to reductions in Medicare reimbursement, healthcare reform, decreases in payments by managed care organizations and other commercial payers  and other risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,727	$15,410
Accounts receivable, net	97,852	86,869
Prepaid expenses	7,549	6,043
Inventories	4,055	3,897
Deferred income taxes	703	540
Other	8,550	7,429
Total current assets	129,436	120,188

Equity investments in joint ventures	666	575
Property and equipment, net	217,760	221,050
Real estate subject to finance obligation	19,350	16,204
Goodwill	484,996	485,859
Intangible assets, net	32,432	35,044
Other assets	41,709	43,381
Total assets	$926,349	$922,301

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$33,064	$27,538
Accrued expenses	62,123	46,401
Income taxes payable	2,923	2,951
Current portion of long-term debt	10,502	11,065
Current portion of finance obligation	279	287
Other current liabilities	10,293	7,684
Total current liabilities	119,184	95,926
Long-term debt, less current portion	749,792	751,303
Finance obligation, less current portion	20,429	16,905
Other long-term liabilities	22,646	22,130
Deferred income taxes	5,987	6,202
Total liabilities	918,038	892,466

Noncontrolling interests - redeemable	11,379	11,368

Commitments and Contingencies

Equity:
Common stock, $0.01 par value, 1,025 shares authorized, issued and outstanding	—	—
Additional paid-in capital	652,098	651,907
Retained deficit	(657,764)	(638,023)
Accumulated other comprehensive loss, net of tax	(13,478)	(11,464)
Total Radiation Therapy Services Holdings, Inc. shareholder’s equity	(19,144)	2,420
Noncontrolling interests - nonredeemable	16,076	16,047
Total equity	(3,068)	18,467
Total liabilities and equity	$926,349	$922,301

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012

Revenues:
Net patient service revenue	$171,973	$175,548
Other revenue	2,004	1,897
Total revenues	173,977	177,445

Expenses:
Salaries and benefits	96,253	93,843
Medical supplies	15,842	15,460
Facility rent expense	10,183	9,590
Other operating expenses	10,276	8,701
General and administrative expenses	20,735	19,682
Depreciation and amortization	15,171	15,196
Provision for doubtful accounts	3,075	5,061
Interest expense, net	19,944	17,555
Loss on foreign currency transactions	44	49
Loss on foreign currency derivative contracts	52	594
Total expenses	191,575	185,731

Loss before income taxes	(17,598)	(8,286)
Income tax expense	1,779	110

Net loss	(19,377)	(8,396)

Net income attributable to noncontrolling interests- redeemable and non-redeemable	(364)	(1,153)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(19,741)	(9,549)

Other comprehensive (loss) income:
Unrealized loss on derivative interest rate swap agreements	—	(333)
Unrealized loss on foreign currency translation	(2,181)	(528)
Other comprehensive (loss) income:	(2,181)	(861)

Comprehensive loss:	(21,558)	(9,257)
Comprehensive income attributable to noncontrolling interests- redeemable and non-redeemable	(197)	(1,177)
Comprehensive loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(21,755)	$(10,434)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities
Net loss	$(19,377)	$(8,396)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	13,048	12,450
Amortization	2,123	2,746
Deferred rent expense	207	316
Deferred income taxes	(491)	(106)
Stock-based compensation	191	95
Provision for doubtful accounts	3,075	5,061
Loss on the sale/disposal of property and equipment	66	90
Amortization of termination of interest rate swap	—	(84)
Loss on foreign currency transactions	26	9
Loss on foreign currency derivative contracts	52	594
Amortization of debt discount	190	218
Amortization of loan costs	1,367	1,334
Equity interest in net loss of joint ventures	124	381
Distribution received from unconsolidated joint ventures	—	9
Changes in operating assets and liabilities:
Accounts receivable and other current assets	(13,873)	(18,772)
Income taxes payable	80	200
Inventories	(151)	(392)
Prepaid expenses	(858)	195
Accounts payable and other current liabilities	6,032	11,316
Accrued deferred compensation	351	199
Accrued expenses / other current liabilities	15,911	11,374

Net cash provided by operating activities	8,093	18,837

Cash flows from investing activities
Purchase of property and equipment	(9,874)	(6,902)
Acquisition of medical practices	(130)	(23,103)
Proceeds from the sale of property and equipment	—	26
Loans to employees	(111)	(136)
Contribution of capital to joint venture entities	(217)	(225)
Payment of foreign currency derivative contracts	—	(292)
Premiums on life insurance policies	(258)	(155)
Change in other assets and other liabilities	374	155

Net cash used in investing activities	(10,216)	(30,632)

Cash flows from financing activities
Proceeds from issuance of debt	589	560
Net proceeds from revolving credit facility	26,500	20,000
Principal repayments of debt	(29,429)	(5,599)
Repayments of finance obligation	(56)	(26)
Cash distributions to noncontrolling interest holders - redeemable and non-redeemable	(157)	(905)

Net cash (used in) provided by financing activities	(2,553)	14,030

Effect of exchange rate changes on cash and cash equivalents	(7)	(5)

Net (decrease) increase in cash and cash equivalents	(4,683)	2,230
Cash and cash equivalents, beginning of period	15,410	10,177

Cash and cash equivalents, end of period	$10,727	$12,407

Supplemental disclosure of noncash transactions
Recorded finance obligation related to real estate projects	$3,572	$77
Recorded capital lease obligations related to the purchase of equipment	$79	$696
Recorded property and equipment related to the North Broward Hospital District license agreement	$—	$4,260
Recorded capital lease obligations related to the acquisition of medical practices	$—	$5,726

RADIATION THERAPY SERVICES HOLDINGS, INC.

Supplemental Financial Information (Unaudited)

Reconciliation of Total Pro-forma Revenue and Pro-forma Adjusted EBITDA to Net Loss Attributable to Radiation Therapy Services Holdings, Inc. Shareholder

	Three Months Ended
	March 31,
(in thousands):	2013	2012
Total revenues	$173,977	$177,445
Pro-forma full period effect of acquisitions (a)	—	7,269
Total pro-forma revenues	$173,977	$184,714

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(19,741)	$(9,549)
Income tax expense (benefit)	1,779	110
Interest expense, net	19,944	17,555
Depreciation and amortization	15,171	15,196
Loss on foreign currency derivative contracts	52	594
Management fees (b)	258	213
Non-cash expenses (c)	1,118	602
Sale-lease back adjustments (d)	(305)	(243)
Acquisition-related costs (e)	1,059	644
Other expenses (f)	1,109	456
Litigation settlement (g)	632	510
Tradename / rebranding initiative (h)	171	—
Expenses associated with idle / closed treatment facilities (i)	479	949
Pro-forma full period effect of acquisition EBITDA (a)	—	2,136

Pro-forma Adjusted EBITDA (1)	$21,726	$29,173

Pro-forma Adjusted EBITDA as a percentage of total pro-forma revenues	12.5%	15.8%

(1) Pro-forma Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, foreign currency derivative contract loss, management fees accrued to our sponsor non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to repairs and maintenance, non-cash equipment rent, sale-lease back adjustments, acquisition-related costs, other expenses including loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums on termed physicians, franchise taxes, costs relating to consulting services on Medicare reimbursement, litigation settlements with physicians, costs associated with tradename and rebranding initiatives, expenses associated with idle / closed radiation therapy treatment facilities and pro-forma full period effect of acquisition EBITDA.

(a) Pro-forma amounts related to adjustments to total revenues and Pro-forma Adjusted EBITDA to reflect the full period effect of our acquisitions and Value Added Services contracts completed during 2012. The adjustments reflect the impact to our total revenues and Pro-forma Adjusted EBITDA as if the acquisitions and Value Added Services contracts had occurred at the beginning of the year.

(b) Management fees are fees accrued to our sponsor, Vestar Capital Partners.

(c) Non-cash expenses including costs relating to stock compensation, amortization of straight-line rent, amortization of capital expenditures relating to warranty arrangements amortized to repairs and maintenance and non-cash equipment rent.

(d) Sale-lease back adjustments relates to the adjustment of benefit derived from the classification of operating leases as finance obligations reflecting a reclassification of interest expense and depreciation and amortization expense as rent expense.

(e) Acquisition related costs associated with ASC 805, Business Combinations, including professional fees and due diligence costs relating to the acquisition of medical practices.

(f) Other expenses include loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums paid on terminated physicians, franchise taxes and costs relating to consulting services on Medicare reimbursement.

(g) Litigation settlement relates to costs associated with the termination of physicians during 2012 and 2013.

(h) Expenses related to the costs associated with the Company’s tradename and rebranding initiatives.

(i) Expenses associated with idle / closed radiation therapy treatment facilities.

We believe the Pro-forma Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s leverage capacity and its ability to meet its debt service requirements. Pro-forma Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangibles assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Pro-forma Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating business and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams, and for purposes in the calculation of debt covenants and related disclosures.

Pro-forma Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Pro-forma Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

RADIATION THERAPY SERVICES HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Three Months Ended
	March 31,		%
Domestic U.S.	2013	2012	Change

Number of treatment days	63	64	-1.6%

Total RVU’s - freestanding centers	2,718,893	2,932,832	-7.3%

RVU’s per day - freestanding centers	43,157	45,826	-5.8%

Percentage change in RVU’s per day - freestanding centers - same market basis	-7.5%	-5.4%

Total treatments - freestanding centers	125,670	125,316	0.3%

Treatments per day - freestanding centers	1,995	1,958	1.9%

Percentage change in revenue per treatment - freestanding centers - same market basis	-5.5%	-2.8%

Percentage change in treatments per day - freestanding centers - same market basis	0.0%	2.1%

Number of regions at period end (global)	9	9

Number of local markets at period end	28	28

Treatment centers - freestanding (global)	122	121	0.8%
Treatment centers - hospital / other groups (global)	5	5	0.0%
	127	126	0.8%

Days sales outstanding at quarter end	35	39

Percentage change in freestanding revenues - same market basis	-7.0%	-0.8%

Net patient service revenue - professional services only (in thousands)	$52,904	$48,735

	Three Months Ended
	March 31,		%
International	2013	2012	Change

Number of new cases

2-D cases	990	1,359

3-D cases	2,245	2,023

IMRT / IGRT cases	372	436

Total	3,607	3,818	-5.5%

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